Exhibit 10.29

MATERIALS HANDLING GROUP
EUROPE AFRICA MIDDLE EAST Portland Road, Irvine, Ayrshire KA128JG Scotland Tel: (01294) 315600 Fax: (01294) 315800 Telex: 77485

Mr. Ralf Mock

Wiesbadenerstrasse 71

61462 Konigstein

Germany

13th January 2006

Dear Ralf,

Further to recent our recent discussions, I am delighted to offer you the position of Managing Director for our Europe, Middle East and Africa (EMEA), Operating Division. This offer is subject to the receipt of two satisfactory employment references, background check and medical.

Start Date

Your date of commencement for this role will be by mutual agreement. (Ralf to discuss introduction plan and timing with Colin Wilson)

The role will be based at Flagship House, Reading Road North, Fleet, although it will be necessary for you to visit and carry out duties at other locations or customer premises within Europe. Given that this role will be based in the Fleet, the Company will consider your base location to be the United Kingdom and as such you will operate under UK payroll and tax/social insurance conditions

Remuneration

Your basic salary will be £217,000 per annum, which will be paid monthly in arrears by bank credit transfer on or about the 25th of each month.

This position qualifies for participation in the Short Term Incentive Plan (STIP), subject to approval from the Compensation Committee. Participation in this plan is pro-rated during the first year of employment to reflect actual commencement date.

You will also be entitled to join the Long Term Incentive Plan (LTIP), subject to approval from the Compensation Committee, from January 2006.

In order to give you insight into possible payouts under these plans, on target payouts for this position for 2006 are;-

MATERIALS HANDLING GROUP
EUROPE AFRICA MIDDLE EAST Portland Road, Irvine, Ayrshire KA128JG Scotland Tel: (01294) 315600 Fax: (01294) 315800 Telex: 77485

To achieve STIP & LTIP payments are detailed below; -

STIP target:	£97,808
LTIP target:	$161,917

Special Terms – Transition Payment

In consideration of your agreement to join NMHG and in recognition of the need to transition as you assume full accountability for the business performance of the EMEA Division, the Company will make the following special payments to you.

2006 - £35,000 – payable by March 31st 2007
2007 - £20,000 – payable by March 31st 2008

These payments are subject to your continuing employment through December 31, 2006 and December 31, 2007 and have been structured to recognise your growing ability to impact on the business. These payments are subject to normal tax and social insurance deduction.

Company Car

This role is eligible for an annual car allowance of £13,236 per annum.

Pension Plan

You will be eligible to participate in the NMHG UK Retirement Plan – 94. Details of this plan are enclosed with this letter. Participation n this plan will also entitle you to life assurance cover which at present operates at a multiple of four times base salary. Your eligibility for life cover is subject to medical scrutiny by our nominated insurer.

Subject to our earlier discussions in relation to the vesting restriction placed on Company contributions to the NMHG UK Retirement Plan – 94, I confirm that in the event that you leave the NMHG prior to the completion of the two year vesting period, the Company will re-imburse you to an amount equivalent to Company contributions made for you during your period of employment. This payment would be subject to any statutory deductions that would be relevant at that time. This arrangement is also subject to any changes in UK legislation.

MATERIALS HANDLING GROUP
EUROPE AFRICA MIDDLE EAST Portland Road, Irvine, Ayrshire KA128JG Scotland Tel: (01294) 315600 Fax: (01294) 315800 Telex: 77485

Housing

The Company will be responsible for providing housing support to you as follows:

•	For a period not to exceed ninety days support for hotel accommodation against receipted expenses will be provided by the company.

•

Once you have an established residence in the Fleet area the company will pay for a monthly lease cost up to a maximum of £900 for the balance of 2006. You will be responsible for all utility costs together with any local property tax.

•	During 2007, the Company will continue to provide housing support but at a reduced rate of £450 per month. This support will cease at the end of December 2007.

Education

The Company will provide support in the event you decide that you child’s education is to continue in the UK. This support will be limited to £12,000 per annum against receipted or invoiced expense. This support will cease as your child completes high school level education

Health Care

On commencement of employment you will be covered by the UK Company’s private medical insurance program (BUPA). You may include you wife and any child residing with you in the UK, in this program at an additional cost to you of £263 and £132 respectively.

Notice

This role is subject to 12 months notice by either party. The earliest this can be implemented is February 1, 2007.

Acceptance

I look forward immensely to your joining us and am confident that you will bring key leadership skills to the challenges that we face. On acceptance of our offer we will establish a program of introduction to the Company. I anticipate that this will mean that you spend around 7/10 days in the U.S. in order to:

•	Meet key leaders of our business

MATERIALS HANDLING GROUP
EUROPE AFRICA MIDDLE EAST Portland Road, Irvine, Ayrshire KA128JG Scotland Tel: (01294) 315600 Fax: (01294) 315800 Telex: 77485

•	Develop understanding of NMHG business strategy

•	Gain insight into operational plan, practices and policies.

Following the completion of this program, we would formally communicate and introduce you to the European organisation.

A formal acceptance of this offer will be required. This can be done conveniently signing the enclosed copy.

Yours sincerely,

/s/ Colin Wilson

Colin Wilson

Vice President and Chief Operating Officer

Enclosures:

DC Document

Insurance Papers

Copy to:

Michael Brogan, Executive Vice President Operations

John Short, European Human Resource Manager

I accept your offer of Managing Director, Europe, Middle East and Africa (EMEA) and the conditions outlined herein.

Signature:	/s/ Ralf Mock	Date	19.1.2006
Ralf Mock

MATERIALS HANDLING GROUP
EUROPE AFRICA MIDDLE EAST Portland Road, Irvine, Ayrshire KA128JG Scotland Tel: (01294) 315600 Fax: (01294) 315800 Telex: 77485

Additional Statement on Terms and Conditions of Employment

Name:	Mr. Ralf Mock
Job Title:	Managing Director, Europe, Middle East and Africa (EMEA),
Salary:	£217,000 per annum
Start Date:	By mutual agreement

Health Insurance:

You will receive the benefit of Private Medical Insurance, which is presently provided under contract with BUPA. This is a taxable employee benefit. You may elect to cover additional dependants as part of the scheme, at your own expense, payable by salary deduction.

Pension Scheme:

You will be eligible to participate in the NMHG UK Retirement Plan 1994, full details of which will be given to you on joining. Membership benefits include a valuable life assurance benefit of four times your annual salary. As we are confident that this is a valuable and important benefit, we are unable to offer any alternative contribution to private pension plans should you decline membership of the NMHG UK Retirement Plan.

Holiday Entitlement:

The company’s annual holiday entitlement is 25 days, earned by accrual, with an additional 8 statutory days. A full explanation of your entitlement for the current holiday year can be explained to you by your HR Department. On termination, holidays that have been accrued will be paid.

Absence Reporting:

If you are unable to attend work you must inform the Human Resources department as soon as possible on the first day of absence and complete a self-certification form on your return to work. If your absence exceeds five days you must obtain a medical certificate from your doctor and forward it to the Human Resources department. Further statements should be forwarded when the previous medical statement expires. A final certificate will be required when you are fit to return to work. During absence you will be paid in accordance with the company policy on sick pay. This policy can be referred to at your Divisional HR Department.

MATERIALS HANDLING GROUP
EUROPE AFRICA MIDDLE EAST Portland Road, Irvine, Ayrshire KA128JG Scotland Tel: (01294) 315600 Fax: (01294) 315800 Telex: 77485

Complaints and Misconduct:

Formal Complaints and Misconduct procedures exist and can be referred to at your Divisional HR Department. The Divisional HR Department also holds details of other company policies and procedures.

I have read and understood the terms and conditions of employment, and confirm my acceptance of the position of Managing Director, Europe, Middle East and Africa (EMEA), on these terms.

I accept your offer of Managing Director, Europe, Middle East and Africa (EMEA) and the conditions outlined herein.

Signature:	/s/ Ralf Mock	Date	19.1.2006
Ralf Mock